Exhibit 99.1

Presto Announces FY2023 Financial Results, Increased Ownership Commitment from a Major Existing Shareholder, Extended Shareholder Lock-ups, and a new Interim CFO

October 10, 2023

SAN CARLOS, Calif.–(GLOBAL NEWSWIRE)–[October 10, 2023]– Presto Automation Inc. (Nasdaq: PRST), an enterprise-grade AI and automation solutions provider to some of the nation’s largest restaurant brands, today announced:

●	Full Year 2023 revenue of $26.1 million, in line with guidance, with Fiscal Fourth Quarter 2023 revenue of $4.8 million

●	Presto Voice™ gaining significant traction with annual revenue opportunity[1] reaching approximately $17 million (based on locations of franchisee customers with whom we have master service or pilot agreements in which Presto Voice has not been installed), as of September 30, 2023

●	Inclusion in the broad-market Russell 3000® Index and small-cap Russell 2000® Index for 2023

●	Increased ownership commitment by major existing shareholder Cleveland Avenue

●	Lock-up agreement from certain existing shareholders extended to December 23, 2024

●	Revised credit agreement with Metropolitan Partners Group

●	New Interim CFO, Nathan Cook, joining effective today

“I am delighted to report, with our first full fiscal year as a public company, that our Presto VoiceTM AI solution is gaining significant traction in the market,” said Xavier Casanova, CEO of Presto.

“We have developed strong relationships with new customers and are making great strides in developing our AI technology. We’re still in the early stages of capitalizing on the significant opportunity ahead of us and are implementing a focused plan for success in this growing and dynamic market. We are pleased that one of our major existing shareholders and existing lender have offered their continued support to us on this journey,” Mr. Casanova added.

“In addition, I am pleased to welcome Nathan Cook as our new CFO. Nathan brings a depth of experience to the role and will be a valuable partner to the rest of the management team in guiding our company toward financial success and delivering accelerated strategic and profitable growth.”

Release of Full Year 2023 and Fiscal Fourth Quarter Financial Results

Presto today announced the financial results for its Full Year ended June 30, 2023, which were in line with guidance, and financial results for its Fiscal Fourth Quarter 2023.

Full Year 2023 Financial Summary

For the Full Year of 2023, compared to the Full Year of 2022:

●	Revenue was $26.1 million, down 13.9 % compared to $30.4 million for 2022
●	Net loss was $34.5 million, compared to a net loss of $56.3 million for 2022
●	Adjusted EBITDA[2] was a loss of $39.1 million, compared to a loss of $27.9 million for 2022

[1]	Revenue opportunity is based on the number of locations for each restaurant brand or franchisee group with whom Presto has a master service or pilot agreement and at which Presto’s technology is not currently installed; based on the pricing contained in the master service or pilot agreement for such customers. Revenue opportunity does not represent contractually committed revenue or backlog.

[2]	Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures” and is reconciled to net income, the closest comparable GAAP measure at the end of this release.

Fiscal Fourth Quarter 2023 Financial Summary

For the Fiscal Fourth Quarter of 2023, compared to the Fiscal Fourth Quarter of 2022:

●	Revenue was $4.8 million, down 38.9% compared to $7.9 million for 2022
●	Net loss was $36.6 million, compared to a net loss of $22.3 million for 2022
●	Adjusted EBITDA[2] was a loss of $9.1 million, compared to a loss of $10.8 million for 2022

Presto Voice™ Annual Revenue Opportunity Reaches $17 Million, with over $100 Million Opportunity if Fully Expanded Across Currently Engaged Restaurant Groups

Presto announced that as of September 30, 2023, those locations of customers with which it has master service or pilot agreements and in which Presto Voice has not been installed represent an estimated annual revenue opportunity1 of approximately $17 million.

Presto also announced that as of September 30, 2023, the total locations of restaurant groups with whom they have master service or pilot agreements and in which Presto Voice has not been installed represent an estimated annual revenue opportunity1 of over $100 million.

“We are excited by the market’s receptivity to Presto VoiceTM. We are committed to growing our partnerships with some of the largest and most successful QSR brands and their franchisees as we continue working together to create delightful AI-powered guest experiences”, said Dan Mosher, President of Presto.

Inclusion in the broad-market Russell 3000® Index and small-cap Russell 2000® Index for 2023

Presto has joined the broad-market Russell 3000® Index and the small-cap Russell 2000® at the conclusion of the 2023 Russell Indexes annual reconstitution.

Annual Russell indexes reconstitution captures the 4,000 largest US stocks, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12.1 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

Increased Ownership from a Major Existing Shareholder and Lock-up Commitment from Certain Existing Shareholders

Presto announced today that one of its existing major shareholders, Cleveland Avenue, has agreed to increase its ownership in the Company with a $3 million investment in Presto’s Common Stock at a price of $2.00 per share. The financing for its increased ownership is expected to close on or around October 16, 2023, subject to customary closing conditions.

In addition, today Presto announced that shareholders holding a total of 31,772,520 shares of its Common Stock, or approximately 53% of the shares issued, agreed not to offer, sell, transfer, contract to sell, pledge, or otherwise dispose of any shares until December 23, 2024.

Revised Credit Agreement with Metropolitan Partners Group

Presto announced today that it has entered a third amendment to its credit facility with Metropolitan Partners Group. The conditions to effectiveness of the amendment, which is expected on or around October 16, 2023, include the investment by Cleveland Avenue described above and the Company’s engagement of advisors approved by Metropolitan.

Upon satisfaction of the conditions to effectiveness, Metropolitan has agreed (1) to waive certain events of default currently existing under the credit facility, (2) to increase the size of the facility by an additional $3 million, (3) to exchange $6.0 million of accrued and previously capitalized interest for warrants to purchase 3,000,000 shares of common stock at an exercise price of $0.01 per share, and (4) to permit us to capitalize as principal interest for the interest periods ending September 30, 2023 through to January 31, 2024.

In addition, the third amendment removes the net leverage ratio covenant but retains a minimum unrestricted cash covenant and a covenant limiting the monthly decrease in operating cash. Based on the Company’s current business plan and forecasts, without the injection of further capital beyond the amounts disclosed in this press release, Presto anticipates being unable to comply with this minimum cash covenant in mid-December 2023.

“We are pleased that Metropolitan is continuing to support us as we pursue our growth strategy to penetrate this exciting market and path to profitability.” said Mr. Casanova.

In addition, Presto has undertaken to pursue renewals of Presto Touch with its existing customers with a transition to Presto’s next-generation technology and, if this is not achieved by December 31, 2023, to provide and implement a strategic wind-down plan that is reasonably acceptable to Metropolitan with respect to Presto Touch.

“Our Touch business has helped drive the success that we have achieved with Presto VoiceTM,” said Mr. Casanova. “In the future, however, we expect an increasing portion of our revenues to come from Presto VoiceTM and want to orient our business to focus on that opportunity. We have therefore agreed to assess our strategy for the Touch business with our lender.”

The Company’s cash and cash equivalents were $3.3 million as of September 30, 2023.

New Interim CFO, Nathan Cook, Joining Effective Today

Presto announced that Nathan Cook has been appointed as interim Chief Financial Officer effective today. After leading the Company as interim Chief Financial Officer, Stanley Mbugua will return to his role as Chief Accounting Officer. Mr. Cook has been specifically chosen due to his significant experience as an interim CFO making him well-suited to support the next phase of growth for Presto.

Mr. Cook is a Senior Managing Director at Teneo Capital LLC, a global advisory firm, a position that he has held since January 2023, where he provides accounting and financial consulting services. Prior to that, he held the position of Senior Managing Director at EY-Parthenon and Managing Director at AlixPartners and has also served as interim Chief Financial Officer for numerous companies during his career. Mr. Cook holds an MBA from the University of California, Los Angeles, and a Bachelor of Business Administration from the University of Michigan.

“I am excited to join Presto at this pivotal moment as the Company enters a pivotal moment targeting accelerated growth and a path to profitability,” said Nathan Cook, interim CFO. “Presto is a forerunner in introducing enterprise-grade AI and automation solutions to restaurants, and I am committed to contributing to its financial success and growth in the future.”

Presto Automation, Inc. Full Year and Fiscal Fourth Quarter 2023 Conference Call Details

Date:	Tuesday, 10 October 2023
Time:	5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)
Telco Registration:	You can register for the conference call at https://investor.presto.com/news-events/events

A live audio webcast of the event will be available on the Presto Investor Relations website, https://investor.presto.com/. An archived replay of the webcast will also be available shortly after the live event on the Presto Investor Relations website.

About Presto

Presto (NASDAQ: PRST) provides enterprise-grade AI and automation solutions to some of the nation’s largest restaurant brands. Presto’s solutions are designed to decrease labor costs, improve staff productivity, increase revenue, and enhance the guest experience. Presto offers its AI solution, Presto Voice™, to QSRs and its pay-at-table solution, Presto Touch, to casual dining chains. Some of the most recognized restaurants in the United States are among Presto’s customers including Applebee’s, Carl’s Jr., Checkers, Chili’s, Del Taco, Hardee’s, and Red Lobster. Founded in 2008, Presto is headquartered in Silicon Valley.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $20.1 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Presto disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Presto cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Presto. In addition, Presto cautions you that the forward-looking statements contained in this press release are subject to the following risks and uncertainties: our limited operating history in a new and developing market makes it difficult to accurately forecast our future results and may make it difficult to evaluate our current business and future financial results; our success depends on increasing the number of franchisees of our existing restaurant customers that use our solutions and, in particular, Presto Voice, and the timing of the deployments of contracted locations; we currently generate the substantial majority of our revenue from three Presto touch customers, and the loss or decline in revenue from any of these customers, or the failure of such customers to renew their existing agreements, would harm our business, results of operations, and financial condition; our sales cycles are long and unpredictable, and attracting new customers requires considerable investment of time and expense; our business may be adversely affected if we are unable to optimize the number of human agents required to operate our Presto Voice solution with our unit cost structure; changes in our senior management team have impacted our organization’s focus and we are dependent on the continued services and performance of our current senior management team; our ability to recruit, retain, and develop qualified personnel is critical to our success and growth; defects, errors or vulnerabilities in third party technology that is used in our solutions could harm our reputation and brand and adversely impact our business, financial condition, and results of operations; our pricing decisions and pricing models may adversely affect our ability to attract new customers and retain existing customers; changes to elements of our AI solutions could cause us to incur additional expenses and impact our product development program; we are subject to legal proceedings and government investigations which are costly and time-consuming to defend and may adversely affect our business, financial position, and results of operations; security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or the systems with which our solutions integrate could harm our reputation or subject us to significant liability, and adversely affect our business and financial results; current liquidity resources raise substantial doubt about our ability to continue as a going concern and to comply with our debt covenants unless we raise additional capital to meet our obligations in the near term; our efforts to generate revenues and/or reduce our expenditures may not be sufficient and may make it difficult for us to implement our business strategy; we have faced challenges complying with the covenants contained in our credit facility and, unless we can raise additional capital, may need additional waivers which may not be forthcoming; we require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all; unfavorable conditions in the restaurant industry or the global economy could limit our ability to grow our business and materially impact our financial performance; our results of operations may fluctuate from quarter to quarter and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price and the value of your investment could decline; our ability to use our net operating loss carryforwards and certain other tax attributes may be limited; recent turmoil in the banking industry may negatively impact our ability to acquire financing on acceptable terms if at all, and worsening conditions or additional bank failures could result in a loss of deposits over federally insured levels; the restaurant technology industry is highly competitive and we may not be able to compete successfully against current and future competitors; mergers of or other strategic transactions by our competitors, our customers, or our partners could weaken our competitive position or reduce our revenue; payment transactions processed on our solutions may subject us to regulatory requirements and the rules of payment card networks, and other risks that could be costly and difficult to comply with or that could harm our business; if we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and become subject to costly litigation to protect our rights; we are, and may in the future be, subject to claims by third parties of intellectual property infringement, which, if successful could negatively impact operations and significantly increase costs; we use open-source software in our platform, which could negatively affect our ability to sell our services or subject us to litigation or other actions; our senior management team has limited experience managing a public company, and regulatory compliance obligations may divert our attention from the day-to-day management of our business; we have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate these material weaknesses, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence and the price of our common stock; and other economic, business, competitive and/or regulatory factors affecting Presto’s business generally as set forth in our filings with the Securities and Exchange Commission.

Contacts

Investors:

Adam Rogers
VP Investor Relations

investor@presto.com

Media:

Brian Ruby

media@presto.com

PRESTO AUTOMATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and par value)

	June 30,	June 30,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$15,143	$3,017
Restricted cash	10,000	-
Accounts receivable, net	1,831	1,518
Inventories	629	869
Deferred costs, current	2,301	8,443
Prepaid expenses and other current assets	1,162	707
Total current assets	31,066	14,554

Deferred costs, net of current portion	92	2,842
Investment in non-affiliate	2,000	-
Deferred transaction costs	-	5,765
Property and equipment, net	909	1,975
Intangible assets, net	10,528	4,226
Goodwill	1,156	1,156
Other long-term assets	936	18
Total assets	$46,687	$30,536

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,295	$5,916
Accrued liabilities	4,319	6,215
Financing obligations, current	1,676	8,840
Term loans, current	50,639	25,443
Convertible promissory notes and embedded warrants, current	-	89,663
Deferred revenue, current	1,284	10,532
Total current liabilities	61,213	146,609

Financing obligations, net of current portion	3,000	-
PPP loans	-	2,000
Warrant liabilities	25,867	4,149
Deferred revenue, net of current portion	299	237
Other long-term liabilities	1,535	-
Total liabilities	91,914	$152,995
Stockholders' deficit:
Common stock, $0.0001 par value–180,000,000 shares authorized as of June 30, 2023 and June 30, 2022, respectively; 57,180,531 and 27,974,439 shares issued and outstanding as of June 30, 2023 and June 30, 2022, respectively	5	3
Additional paid-in capital	190,031	78,321
Accumulated deficit	(235,263)	(200,783)
Total stockholders' deficit	(45,227)	(122,459)
Total liabilities and stockholders' deficit	$46,687	$30,536

PRESTO AUTOMATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share and per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Revenue
Platform	$1,618	5,299	$13,235	20,053
Transaction	3,201	2,593	12,900	10,298
Total revenue	4,819	7,892	26,135	30,351
Cost of revenue:
Platform	2,117	6,815	13,068	18,687
Transaction	2,821	2,249	11,382	8,998
Depreciation and impairment	291	827	1,164	2,033
Total cost of revenue	5,229	9,891	25,614	29,718
Gross profit	(410)	(1,999)	521	633
Operating expenses:
Research and development (1)	4,433	5,045	21,310	16,778
Sales and marketing (1)	2,094	1,849	8,847	6,640
General and administrative (1)	7,163	2,737	26,771	9,847
Loss on infrequent product repairs	-	—	-	582
Total operating expenses	13,690	9,631	56,928	33,847
Loss from operations	(14,100)	(11,630)	(56,407)	(33,214)
Change in fair value of warrants and convertible promissory notes	(18,232)	(8,860)	42,811	(20,528)
Interest expense	(3,358)	(2,016)	(12,755)	(5,434)
Loss on early extinguishment of debt	(84)	—	(8,179)	-
Other financing and financial instrument expenses, net	(985)	—	(2,753)	-
Other income, net	200	3	2,812	2,632
Total other income (expense), net	(22,459)	(10,873)	21,936	(23,330)
Loss before provision for income taxes	(36,559)	(22,503)	(34,471)	(56,544)
Provision (benefit) for income taxes	1	(251)	9	(230)
Net loss and comprehensive loss	$(36,560)	$(22,252)	$(34,480)	$(56,314)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.68)	$(0.82)	$(0.74)	$(2.07)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	53,659,645	27,127,292	46,499,850	27,268,887

(1)	Includes stock-based compensation expense as follows (in thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Research and development	$1,693	$170	$3,579	$519
Sales and marketing	294	101	875	424
General and administrative	2,351	260	9,156	966
Total*	$4,338	$531	$13,610	$1,909

*	For the three and twelve months ended June 30, 2023, such amount reflects $1,432 and $4,910, respectively, of stock-based compensation expense related to earn out shares attributable to option and RSU holders.

PRESTO AUTOMATION INC.

Reconciliation from GAAP to Non-GAAP Results

(In thousands, except per share data, unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Adjusted EBITDA
Net loss	(36,560)	(22,252)	(34,480)	(56,314)
Interest expense	3,358	2,016	12,755	5,434
Provision (benefit) for income taxes	1	(251)	9	(230)
Other income, net	(200)	(3)	(2,812)	(2,632)
Depreciation and amortization	419	294	1,681	1,685
Stock-based compensation expense	2,906	531	8,700	1,909
Earnout stock-based compensation expense	1,432	-	4,910	-
Change in fair value of warrants and convertible promissory notes	18,232	8,860	(42,811)	20,528
Loss on extinguishment of debt and financial obligations	84	-	8,179	-
Other financing and financial instrument expenses, net	985	-	2,753	-
Deferred compensation and bonuses earned upon closing of the Merger	-	-	1,593	-
Public relations fee due upon closing of the Merger	-	-	250	-
Loss on infrequent product repairs	-	-	-	582
Reduction in force	217	-	217	-
Hardware repair expense related to COVID	-	-	-	1,110
Adjusted EBITDA	$(9,126)	$(10,805)	$(39,056)	$(27,928)

PRESTO AUTOMATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Twelve Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(34,480)	$(56,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	1,681	2,397
Stock-based compensation	8,699	1,947
Earnout share stock-based compensation expense to option and RSU holders	4,910	-
Contra-revenue associated with warrant agreement	1,242	-
Noncash expense attributable to fairvalue liabilities assumed in Merger	34	-
Change in fair value of liability classified warrants	5,459	1,597
Change in fair value of warrants and convertible promissory notes	(48,271)	18,932
Amortization of debt discount and debt issuance costs	3,426	1,215
Deferred taxes	-	(247)
Loss on extinguishment of debt and financing obligations	8,179	-
Paid-in-kind interest expense	5,500	79
Share and warrant cost on termination of convertible note agreement	2,412	-
Forgiveness of PPP Loan	(2,000)	(2,599)
Change in fair value of unvested founder shares liability	(189)	-
Noncash lease expense	343	-
Loss on disposal of property and equipment	16	-
Other	-	19
Changes in operating assets and liabilities:
Accounts receivable, net	(314)	(335)
Inventories	240	2,451
Deferred costs	9,060	11,361
Prepaid expenses and other current assets	(490)	1,073
Other long-term assets	-	(144)
Accounts payable	1,508	(3,322)
Vendor financing facility	-	(6,792)
Accrued liabilities	(1,970)	(3,562)
Deferred revenue	(9,186)	(14,854)
Other long-term liabilities	(341)	(201)
Net cash used in operating activities	(44,532)	(47,299)

Cash Flows from Investing Activities
Purchase of property and equipment	(254)	(260)
Payments relating to capitalized software	(5,638)	(1,798)
Investment in non-affiliate	(2,000)	-
Acquisition of CyborgOps	-	(155)
Net cash used in investing activities	(7,892)	(2,213)

Cash Flows from Financing Activities
Proceeds from the exercise of common stock options	579	110
Proceeds from the issuance of term loans	60,250	12,600
Payment of debt issuance costs	(294)	(1,287)
Repayment of term loans	(32,980)	-
Payment of penalties and other costs on extinguishment of debt	(6,228)	-
Proceeds from issuance of convertible promissory notes and embedded warrants	-	8,150
Principal payments of financing obligations	(4,573)	(2,376)
Proceeds from issuance of common stock	9,846	-
Contributions from Merger and PIPE financing, net of transaction costs and other payments	49,840	-
Payment of deferred transaction costs	(1,890)	(1,577)
Net cash provided by financing activities	74,550	15,620

Net increase (decrease) in cash, cash equivalents and restricted cash	22,126	(33,892)
Cash and cash equivalents at beginning of year	3,017	36,909
Cash, cash equivalents and restricted cash at end of year	$25,143	$3,017

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	15,143	3,017
Restricted cash	10,000	-
Total cash, cash equivalents and restricted cash	$25,143	$3,017